EXHIBIT (c)(x)

Announcement Entitled “Appointments to QTC’s Board”

27 JUNE 2011

QUEENSLAND TREASURY CORPORATION

Market Announcement

APPOINTMENTS TO QTC’S BOARD

The Queensland Governor in Council has approved four appointments to the Queensland Treasury Corporation Board, including three reappointments and one new appointment.

Deputy Chairman of the Board Alex Beavers, and Board members William (Bill) Shields and Gillian Brown were each reappointed for four year terms from 1 July 2011 to 30 June 2015.

Following the retirement of John Dawson AM, Neville Ide has been appointed a Member of the QTC Board for the four years from 1 July 2011 to 30 June 2015.

Mr Ide’s extensive leadership experience within the financial services industry includes 30 years in the global financial markets. He has extensive knowledge and experience in global capital market funding and financial asset and liability risk management within treasury operations, as well as experience leading businesses focused on optimising financial solutions for their clients.

Mr Beavers, Mr Shields, Ms Brown and Mr Ide join Stephen Rochester (Chairman), Marian Micalizzi and Shauna Tomkins to complete the seven-member QTC Board.

Regards,

Richard Jackson

General Manager, Funding & Markets

QUEENSLAND TREASURY CORPORATION • LEVEL 14, 61 MARY STREET BRISBANE QLD 4000 • T: +61 7 3842 4600 • F: +61 7 3221 4122 • WWW.QTC.QLD.GOV.AU